EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-06065, 333-32301, 333-60343, 333-42840 and 333-91588)
pertaining to the 1992 Stock Option Plan, the 1995 Equity Incentive Plan, and the 1995 Directors' Stock Option Plan, and the Registration Statements (Form S-3 Nos. 333-11457, 333-36057, 333-46087, 333-86193, 333-49466, 333-64864 and
333-102485) of Cellegy Pharmaceuticals, Inc. and in the related Prospectuses, of our report dated February 13, 2003 (except for Note 13, as to which the date is March 24, 2004), with respect to the consolidated financial statements of Cellegy Pharmaceuticals, Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2002.


                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
March 24, 2004